FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”) is made this 29th day of March, 2007, among IKON OFFICE SOLUTIONS, INC., an Ohio corporation (the “Company”) and THE BANK OF NEW YORK (the “Trustee”).

WHEREAS, the Company has issued its 7 3/4% Senior Notes due 2015 in the original aggregate principal amount of $225,000,000 (herein the “Notes”).

WHEREAS, the Notes were issued under the Indenture dated as of September 21, 2005 among the Company and the Trustee (the “Indenture”).

WHEREAS, having received the written approval of the holders of at least a majority in principal amount of the Notes (not including any Notes owned by the Company, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company) pursuant to Section 9.02 of the Indenture, the Company and the Trustee desire to amend the Indenture as provided hereinafter.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained in this First Supplemental Indenture, the parties agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes:

1. The Indenture is hereby amended by replacing the phrase “(excluding Restricted Payments permitted by clauses (1), (3), (4), (5), (6), (7), (8), (9), (10) and (11) of subsection 4.07(b) hereof)” in Section 4.07(a)(C) with the phrase “(excluding Restricted Payments permitted by clauses (1), (3), (4), (5), (6), (7), (8), (9), (10), (11) and (12) of subsection 4.07(b) hereof)”.

2. The Indenture is hereby amended by deleting “and” at the end of Section 4.07(b)(10), replacing the “•” at the end of Section 4.07(b)(11) with “; and” and adding the following clause (12) to Section 4.07(b):

“(12) the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company or, so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of dividends on the Company’s issued and outstanding Common Stock (other than Disqualified Stock), in an aggregate amount not to exceed $350.0 million during the life of the notes, if (i) the Net Leverage Ratio determined as of the end of the Company’s most recently ended fiscal quarter preceding the date of such proposed redemption, repurchase, retirement or other acquisition or such declaration or payment of dividends for which financial statement are available would have been no greater than 2.0:1 and (ii) the Company has filed its quarterly report on Form 10-Q or any applicable successor form for the quarter ended March 31, 2007.

3. The Indenture is hereby amended by replacing “$10.0 million” in Section 4.09(b)(4) with “$20.0 million”.

4. This First Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee; provided, however, that the amendments to the Indenture set forth in Sections 2, 3 and 4 of this First Supplemental Indenture shall not become operative until the Payment Date (as defined in the Consent Solicitation Statement dated March 16, 2007 (the “Solicitation Statement”)).

5. All capitalized terms used in this First Supplemental Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

6. Upon the execution and delivery of this First Supplemental Indenture, the Indenture shall be modified and amended in accordance with this First Supplemental Indenture, and all the terms and conditions of both shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this First Supplemental Indenture will control. The Indenture, as modified and amended by this First Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of Notes. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this First Supplemental Indenture, the provisions of the Indenture, as modified by this First Supplemental Indenture, shall control. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

8. All agreements of the Company in this First Supplemental Indenture shall bind its successors. Nothing in this First Supplemental Indenture or the Notes, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Notes.

9. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided. The Trustee shall not be responsible in any manner whatsoever for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

10. This First Supplemental Indenture shall be construed in accordance with the laws of the State of New York without reference to its conflict of laws provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

11. All parties may sign any number of copies or counterparts of this First Supplemental Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this First Supplemental Indenture has been executed by a duly authorized officer of the Company and the Trustee.

Dated as of March 29, 2007.

IKON OFFICE SOLUTIONS, INC.,

By: /s/ Richard J. Obetz

Name: Richard J. Obetz
Title: Vice President and Treasurer

THE BANK OF NEW YORK, } By: /s/ Mary LaGumina Name: Mary LaGumina Title: Vice President THE BANK OF NEW YORK,
By: /s/ Mary LaGumina
Name: Mary LaGumina
Title: Vice President